EXHIBIT 5

ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
914-693-3026

January 28, 2008

China Jianye Fuel, Inc.
100 Wall Street, 15th Floor
New York, NY 10005
Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which China Jianye Fuel, Inc. proposes to file with the Securities and Exchange Commission registering 500,000 common shares which may be offered and sold by China Jianye Fuel, Inc. under the 2008 Equity Incentive Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
     Robert Brantl

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